Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59350, 333-31784, and 333-44822 on Form S-8 of our report relating to the financial statements of Onvia, Inc. (formerly known as Onvia.com, Inc.) dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for goodwill upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, as discussed in Note 4 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of Onvia, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 22, 2005